EXHIBIT 99.1



March 23, 2004
FOR IMMEDIATE RELEASE

             WYOMING OIL & MINERALS, INC. ANNOUNCES LETTER OF INTENT
                        TO ACQUIRE TRUACT AMERICAS, INC.


COLORADO SPRINGS, CO - Wyoming Oil & Minerals, Inc. (WYOI - OTCBB) announced today that it has entered into a letter of intent to acquire all of the issued and outstanding shares of Truact Americas, Inc. (Truact) on or before March 28, 2004. Truact is a privately held Delaware corporation headquartered in Toronto and engaged in the electronic security business. Subject to mutual due diligence and the execution of a definitive agreement between the parties, WYOI would acquire all of the shares of Truact by issuing common shares of WYOI to the shareholders of Truact. All of the shares proposed to be issued by WYOI would be issued pursuant to an exemption from the registration requirements of United States and applicable state securities administrators.

     Truact Americas, Inc., a provider of e-business security and privacy solutions, provides value added services designed to enable corporations and government organizations to conduct business securely and privately over the Internet. Truact is positioned strategically to be at the forefront of the rapidly evolving e-business market by removing the complexity and expense normally associated with conducting secure electronic communication.

     Closing of the acquisition of Truact is subject to certain regulatory filings, in addition to the other conditions set forth above.

     WYOI recently divested itself of New Frontier Energy, Inc., its oil and gas exploration subsidiary, in the form of a dividend to shareholders of record on June 30, 2003. It is expected that the acquisition of Truact will provide WYOI with additional growth opportunities and the ability to pursue the company's goal to expand into industries with potential for rapid growth. Toward this end, the Company has also recently executed an agreement to divest itself of Blue Star Acid Services, Inc., its oil field service business. Closing of this transaction is subject to the purchaser completing due diligence, obtaining financing for the purchase and executing non-compete and employment contracts with key individuals of Blue Star.

________________________________________________________________________________

   Certain statements contained herein and subsequent oral statements made by or on behalf of the Company may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are identified by words such as "intends", "anticipates", "believes", "expects" and "hopes" and include statements that are based on currently available information which management has assessed, but which are dynamic and subject to rapid change due to risks and uncertainties that effect our business, including but not limited to the impact of competition and pricing, limited visibility into future demand, slower economic growth, the access to working capital to develop our plans, regulatory approval and decisions of third parties over which the company has no control. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
________________________________________________________________________________


For further information contact:

                  Stephen W. Devanney
                  Investor Relations
                  P. O. Box 440486
                  Aurora, Colorado 80044-0486
                  Phone: 303-369-7128
                  E-mail: s_devanney@msn.com



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